AMENDMENT TO

KAMAN CORPORATION EMPLOYEES STOCK PURCHASE PLAN

The Kaman Corporation Employees Stock Purchase Plan (the “ESPP”) is hereby amended as follows:

1. Section 2 of the ESPP is amended and restated in its entirety to read as follows:

Offering Periods. Each offering shall be made over a period of one or more whole or partial Plan Years as determined by the Committee (as defined in paragraph 3), provided that in no event shall an offering period be greater than twenty-seven (27) months.

2. Except as otherwise expressly provided by paragraph 1 of this amendment, all of the terms, conditions and provisions of the ESPP shall remain the same, and the ESPP, as amended hereby, shall continue in full force and effect.